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                                   EXHIBIT 11

               FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                     Three months ended     Six months ended
                                          June 30,              June 30,
                                      -----------------   --------------------
                                       1996     1995(1)     1996       1995(1)
                                      -------   -------   --------    --------
                                         (Unaudited)           (Unaudited)
Earnings (loss) before
 extraordinary item                   $ 6,946   $ 1,021   $ 12,091    $ (1,427)
Extraordinary item -- loss
 on early retirement of Senior
 Notes, net of applicable income
 tax benefit of $437                       --        --         --        (813)
                                      -------   -------   --------    --------
Primary earnings (loss)                 6,946     1,021     12,091      (2,240)
Add:  Amortization of original
 issue discount and debt issuance
 costs, net of income tax effect,
 applicable to LYONs                      774        --      1,537          --
                                      -------   -------   --------    --------
Fully diluted earnings (loss)         $ 7,720   $ 1,021   $ 13,628    $ (2,240)
                                      =======   =======   ========    ========
Weighted average shares outstanding
 during the period                     12,462    12,545     12,367      12,831
 Common stock equivalent
 shares - primary                         464       459        522          --
                                      -------   -------   --------    --------
Common and common stock equivalent
 shares for purpose of calculating
 primary earnings (loss) per share     12,926    13,004     12,889      12,831
Incremental shares to reflect
 full dilution                          4,040        --      3,961          --
                                      -------   -------   --------    --------
Total shares for purpose of
 calculating fully diluted earnings
 (loss) per share                      16,966    13,004     16,850      12,831
                                      =======   =======   ========    ========
Primary earnings (loss) per share
 before extraordinary item            $   .54   $   .08   $    .94    $   (.11)

Extraordinary item, loss on early
 retirement of Senior Debt,
 net of income tax benefit                 --        --         --        (.06)
                                      -------   -------   --------    --------
Primary earnings (loss) per share     $   .54   $   .08   $    .94    $   (.17)
                                      =======   =======   ========    ========
Fully diluted earnings
 (loss) per share                     $   .46   $   .08   $    .81    $   .(17)
                                      =======   =======   ========    ========

(1) The impact of the assumed conversion of fully dilutive securities is antidilutive, and is therefore excluded from the computation.


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